The Board has selected PricewaterhouseCoopers (PWC) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended
October 31, 2008. The decision to select PWC was recommended by the Audit Committee and was approved by the Board on November 13, 2007. During the Funds fiscal years ended October 31, 2007 and October 31,
2006, neither the Trust, its portfolios, nor anyone on their behalf consulted with PWC on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The selection of PWC does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Funds former independent registered public accounting firm, Ernst & Young LLP (E&Y). The dismissal of E&Y, effective upon completion of its audits for the fiscal year ended October 31, 2007 and to select PWC was recommended by the Trusts Audit Committee and approved by the Trusts Board of Trustees. E&Ys reports on the Funds financial statements for the fiscal years ended October 31, 2007 and October 31,
2006 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Funds fiscal years ended October 31, 2007 and October 31, 2006, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds financial statements for such years, and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K.